Exhibit 99.1
Dole plc Reports Fourth Quarter and Full Year 2025 Financial Results
DUBLIN – February 25, 2026 - Dole plc (NYSE: DOLE) ("Dole" or the "Group" or the "Company") today released its financial results for the three months and year ended December 31, 2025.
Fourth Quarter Highlights:
•Positive fourth quarter operational performance for the Group
•Revenue of $2.4 billion, an increase of 9.2%
•Net Income of $6.0 million
•Adjusted EBITDA1 of $72.7 million, ahead of market expectations
•Adjusted Net Income1 of $13.8 million
•Announced Agreement to sell port assets in Ecuador for expected net proceeds of approximately $75 million

Full Year Highlights:
•Robust full year performance driven by strong growth across the two Diversified segments, offsetting an anticipated decline in Fresh Fruit
•Revenue of $9.2 billion, an increase of 8.2%
•Net Income of $82.0 million, and Diluted EPS of $0.53
•Adjusted EBITDA1 of $395.4 million, ahead of our latest guidance and market expectations
•Adjusted Net Income1 of $115.0 million and Adjusted Diluted EPS of $1.20
•Net Debt1 of $606.5 million, a reduction of $30.7 million, and Net Leverage1 of 1.5x
•Board authorization granted for share repurchases up to $100 million in the aggregate

Financial Highlights

	Three Months Ended		Year Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024

	(U.S. Dollars in millions, except per share amounts) (Unaudited)
Revenue	2,366	2,167	9,173	8,475
Income from Continuing Operations[2]	6.8	29.6	127.9	172.3
Net Income (Loss)	6.0	(31.6)	82.0	143.4
Net (Loss) Income attributable to Dole plc	(2.7)	(39.1)	51.3	125.5
Diluted EPS from Continuing Operations	(0.02)	0.23	1.01	1.62
Diluted EPS	(0.03)	(0.41)	0.53	1.32
Adjusted EBITDA[1]	72.7	74.6	395.4	392.2
Adjusted Net Income[1]	13.8	15.3	115.0	120.9
Adjusted Diluted EPS[1]	0.14	0.16	1.20	1.27
Commenting on the results, Carl McCann, Executive Chairman, said:
“We are very pleased to deliver a strong operating result for the year, with Adjusted EBITDA of $395 million, surpassing our most recent guidance.
In 2025, the Group achieved several significant strategic milestones, including the sale of the Fresh Vegetables business, the initiation of a $100 million share repurchase program, and our transition to U.S. Domestic Issuer filings as we target further index inclusion.
The Group continues to demonstrate strong operational momentum. For the coming financial year, we are targeting Adjusted EBITDA of at least $400 million.”

Group Results - Fourth Quarter
Revenue increased 9.2%, or $198.7 million, primarily due to positive operational performance across all segments, as well as a favorable impact from foreign currency translation of $77.1 million, offset partially by a net negative impact from acquisitions and divestitures of $3.0 million. On a like-for-like basis3, revenue increased 5.7%, or $124.6 million.
Net income increased to $6.0 million from a loss of $31.6 million in the prior year. The prior year was impacted by a loss of $61.2 million in discontinued operations (Fresh Vegetables division). On a continuing operations basis, net income decreased from $29.6 million to $6.8 million primarily due to the impact of a non-cash discrete tax charge recorded in the current year, offset partially by higher equity method earnings.
Adjusted EBITDA decreased 2.6%, or $1.9 million, primarily driven by higher fruit costs in the Fresh Fruit segment. These decreases were partially offset by good performance in our Diversified Fresh Produce - Americas & ROW segment, as well as a favorable impact of foreign currency translation of $3.2 million. On a like-for-like basis, Adjusted EBITDA decreased 6.1%, or $4.5 million.
Adjusted Net Income decreased 9.8%, or $1.5 million, predominantly due to the decreases in Adjusted EBITDA noted above and higher depreciation expense, partially offset by lower interest expense. Adjusted Diluted EPS for the three months ended December 31, 2025 was $0.14 compared to $0.16 in the prior year.
Group Results - Full Year
Revenue increased 8.2%, or $697.6 million, primarily due to strong operational performances across all segments and a favorable impact from foreign currency translation of $169.4 million. These positive impacts were partially offset by a net negative impact from acquisitions and divestitures of $111.0 million. On a like-for-like basis, revenue increased 7.5%, or $639.2 million.
Net income decreased to $82.0 million from $143.4 million in the prior year. The prior year benefitted from a gain on the disposal of the Progressive Produce business. The current year was impacted by a higher loss in discontinued operations, non-cash fair value losses on financial instruments, a non-cash discrete tax charge and impairment charges on assets, primarily those excluded from the disposal of the Fresh Vegetables division. These decreases were partially offset by insurance proceeds recognized in the period, higher equity method earnings, lower interest expense and higher gains on asset sales.
Adjusted EBITDA increased 0.8%, or $3.2 million, primarily due to good performance in the Diversified Fresh Produce - Americas & ROW and Diversified Fresh Produce - EMEA segments as well as a favorable impact of foreign currency translation of $7.2 million, partially offset by a decrease in the Fresh Fruit segment driven by higher fruit costs, and a net negative impact from acquisitions and divestitures of $2.1 million. On a like-for-like basis, Adjusted EBITDA decreased 0.5%, or $1.9 million.
Adjusted Net Income decreased 4.8%, or $5.9 million, predominantly due to higher depreciation expense, offset partially by the increases in Adjusted EBITDA noted above and lower interest expense. Adjusted Diluted EPS for the year ended December 31, 2025 was $1.20 compared to $1.27 in the prior year.

Selected Segmental Financial Information

	Three Months Ended
	December 31, 2025		December 31, 2024

	(U.S. Dollars in thousands) (unaudited)
	Revenue	Adjusted EBITDA[1]	Revenue	Adjusted EBITDA[1]
Fresh Fruit	$874,036	$26,602	$819,066	$31,890
Diversified Fresh Produce - EMEA	1,025,887	32,597	910,604	32,487
Diversified Fresh Produce - Americas & ROW	486,455	13,468	463,285	10,234
Intersegment	(20,216)	—	(25,491)	—
Total	$2,366,162	$72,667	$2,167,464	$74,611

	Year Ended
	December 31, 2025		December 31, 2024

	(U.S. Dollars in thousands) (unaudited)
	Revenue	Adjusted EBITDA[1]	Revenue	Adjusted EBITDA[1]
Fresh Fruit	$3,615,127	$189,842	$3,293,527	$214,848
Diversified Fresh Produce - EMEA	4,016,573	149,981	3,608,692	131,504
Diversified Fresh Produce - Americas & ROW	1,656,207	55,553	1,686,281	45,851
Intersegment	(115,000)	—	(113,157)	—
Total	$9,172,907	$395,376	$8,475,343	$392,203

Fourth Quarter Segmental Commentary
Fresh Fruit
Revenue increased 6.7%, or $55.0 million, primarily due to higher worldwide volumes of bananas sold, as well as higher worldwide pricing of bananas, pineapples and plantains, partially offset by lower worldwide volumes of pineapples and plantains sold.
Adjusted EBITDA decreased 16.6%, or $5.3 million, primarily driven by higher fruit costs in bananas, due both to higher overall sourcing costs in the market and higher fruit costs following Tropical Storm Sara. In the quarter, we also experienced higher fruit sourcing costs and lower volumes in pineapples and higher sourcing costs in plantains. These decreases were partially offset by higher profits in commercial cargo.
Diversified Fresh Produce – EMEA
Revenue increased 12.7%, or $115.3 million, primarily driven by a favorable impact of foreign currency translation of $77.0 million, as a result of the strengthening of the Swedish krona, euro and British pound sterling against the U.S. Dollar, as well as strong underlying performance in Spain, France and South Africa. These increases were partially offset by a net negative impact from acquisitions and divestitures of $3.0 million. On a like-for-like basis, revenue increased 4.5%, or $41.3 million.
Adjusted EBITDA increased 0.3%, or $0.1 million, primarily due to increased earnings in Scandinavia, Ireland and Spain, as well as a favorable impact from foreign currency translation of $3.7 million. These increases were partially offset by decreased underlying earnings in the U.K. and the Netherlands. On a like-for-like basis, Adjusted EBITDA decreased 10.8%, or $3.5 million.

Diversified Fresh Produce – Americas & ROW
Revenue increased 5.0%, or $23.2 million, primarily due to revenue growth in most commodities sold in the North American market as well as revenue growth in the southern hemisphere export products, primarily driven by higher cherry volumes and higher blueberry pricing.
Adjusted EBITDA increased 31.6%, or $3.2 million, primarily due to improved profitability in our joint venture businesses, as well as by earnings growth in our southern hemisphere export business, driven particularly by higher cherry volumes.
Full Year Segmental Commentary
Fresh Fruit
Revenue increased 9.8%, or $321.6 million, primarily driven by higher worldwide volumes of bananas and pineapples sold, as well as higher worldwide pricing of bananas, pineapples and plantains, partially offset by lower worldwide volumes of plantains sold.
Adjusted EBITDA decreased 11.6%, or $25.0 million, primarily driven by higher fruit costs, due both to higher overall sourcing costs in the market and higher fruit costs following Tropical Storm Sara, as well as higher shipping costs due to the completion of scheduled dry dockings and a short term operational disruption to one of our vessels servicing the North American market. These challenges were partially offset by an improved performance in pineapples.
Diversified Fresh Produce – EMEA
Revenue increased 11.3%, or $407.9 million, primarily driven by strong performance in Spain, the U.K., the Netherlands and Scandinavia, as well as a favorable impact from foreign currency translation of $172.0 million, as a result of the strengthening of the Swedish krona, euro and the British pound sterling against the U.S. Dollar. These increases were partially offset by a net negative impact from acquisitions and divestitures of $31.7 million. On a like-for-like basis, revenue increased 7.4%, or $267.6 million.
Adjusted EBITDA increased 14.1%, or $18.5 million, primarily driven by increases in earnings in Spain, Scandinavia, the Netherlands and the Czech Republic, as well as a favorable impact from foreign currency translation of $8.3 million. On a like-for-like basis, Adjusted EBITDA increased 7.7%, or $10.1 million.
Diversified Fresh Produce – Americas & ROW
Revenue decreased 1.8%, or $30.1 million, primarily due to the disposal of the Progressive Produce business in mid-March 2024. On a like-for-like basis, revenue increased 3.1%, or $52.6 million, primarily due to increases in the North American market due to higher revenues for the majority of commodities sold, partially offset by lower export pricing in some key southern hemisphere export products.
Adjusted EBITDA increased 21.2%, or $9.7 million, primarily due to strong performance in the North American market in kiwi and citrus, as well as by an increase for southern hemisphere export products and increased profitability in our joint venture businesses. On a like-for-like basis, Adjusted EBITDA increased 28.1% or $12.9 million.
Capital Expenditures
Capital expenditures from continuing operations for the year ended December 31, 2025 were $121.5 million, including the buyout of two vessel finance leases of $36.1 million that were already reflected within Net Debt as of December 31, 2024. Other expenditures included investments in the rehabilitation of the impacted farms in Honduras following Tropical Storm Sara (investments that are materially supported by insurance proceeds of $18.0 million), investments in warehouse and logistics assets, particularly in Northern Europe, vessel dry dockings, other farming investments and ongoing investments in IT assets. Additions through finance leases from continuing operations were $15.6 million for the year ended December 31, 2025.

Free Cash Flow from Continuing Operations, Net Debt and Net Leverage
Free cash flow from continuing operations was $1.7 million for the year ended December 31, 2025, compared to $180.3 million for the year ended December 31, 2024. There were higher outflows from receivables due to the increase in revenue, higher advances to growers and lower securitization of trade receivables along with lower inflows from accounts payables and accrued liabilities. There was also an increase in tax payments due to cash tax paid on sale of the Fresh Vegetables division, higher repatriation tax and timing of payments. In addition there were higher cash capital expenditures due to buyout of two vessel finance leases and rehabilitation of farms in Honduras as noted above.
At the end of the year, Net Debt was $606.5 million, a reduction from $637.1 million as of December 31, 2024. Net Leverage decreased to 1.5x as of December 31, 2025 from 1.6x as of December 31, 2024.
Dividend
On February 24, 2026, the Board of Directors of Dole plc declared a cash dividend for the fourth quarter of 2025 of $0.085 per share, payable on April 8, 2026 to shareholders of record on March 18, 2026. A cash dividend of $0.085 per share was paid on January 3, 2026 for the third quarter of 2025.
Share Repurchase Program
Post year-end, we repurchased 300,000 shares at an average price of $15.15 per share, totaling $4.5 million. $95.5 million remains available under the share repurchase program.

Outlook for Fiscal Year 2026 (forward-looking statement)
We are very pleased with the operating result for 2025, delivering Adjusted EBITDA of $395 million, which came in ahead of our latest guidance. The result is a testament to the experience and skill of our people in a year a year of macroeconomic uncertainty and other industry specific factors.
We made important strategic steps forward during 2025, in particular completing the sale of the Fresh Vegetables business. Today, our business is in a good position, with strong operational momentum across the group.
With this platform, we are targeting growth for fiscal year 2026, and at this early stage of the year we are targeting Adjusted EBITDA of at least $400 million.
For fiscal year 2026, we are forecasting routine capex of approximately $100 million, which is broadly in line with our annual depreciation charge. In addition, we continue to explore a range of development opportunities which, if executed, will strengthen our business and continue to drive further growth in the years to come.
Under the assumption that base rates will remain broadly stable in 2026, we expect full year interest expense to be approximately $60 million for 2026.
Footnote Index
1.Refer to the Appendix of this release for an explanation and reconciliation of non-GAAP financial measures used in this release to comparable GAAP financial measures.
2.Fresh Vegetables results are reported separately as discontinued operations, net of income taxes, in our consolidated statements of operations, its assets and liabilities are separately presented in our consolidated balance sheets, and its cash flows are presented separately in our consolidated statements of cash flows for all periods presented. Unless otherwise noted, our discussion of our results included herein, outlook and all supplementary tables, including non-GAAP financial measures, are presented on a continuing operations basis.
3.Like-for-like basis refers to the measure excluding the impact of foreign currency translation movements and acquisition and divestitures. Refer to the Appendix and "Supplementary Reconciliation of Prior Year Segment Results to Current Year Segment Results" for further detail on these impacts and the calculation of like-for-like basis variances.

About Dole plc
A global leader in fresh produce, Dole plc produces, markets, and distributes an extensive variety of fresh fruits and vegetables sourced locally and from around the world. Dedicated and passionate in exceeding our customers’ requirements in over 85 countries, our goal is to make the world a healthier and a more sustainable place.
Webcast and Conference Call Information
Dole plc will host a conference call and simultaneous webcast at 08:00 a.m. Eastern Time today to discuss the fourth quarter and full year 2025 financial results. The live webcast and a replay after the event can be accessed at www.doleplc.com/investor-relations or directly at https://events.q4inc.com/attendee/266987087.
Forward-looking information
Certain statements made in this press release that are not historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on management’s beliefs, assumptions, and expectations of our future economic performance, considering the information currently available to management. These statements are not statements of historical fact. The words “believe,” “may,” “could,” “will,” “should,” “would,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “strive,” “target” or similar words, or the negative of these words, identify forward-looking statements. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates, or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity. Accordingly, there are, or will be, important factors that could cause our actual results to differ materially from those indicated in these statements. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made except as required by the federal securities laws.
Investor Contact:
James O'Regan, Head of Investor Relations, Dole plc
james.oregan@doleplc.com
+353 1 887 2794
Media Contact:
Brian Bell, Ogilvy
brian.bell@ogilvy.com
+353 87 2436 130
Category: Financial

Appendix
Consolidated Statements of Operations - Unaudited

	Three Months Ended		Year Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024

	(U.S. Dollars and shares in thousands, except per share amounts)
Revenue, net	$2,366,161	$2,167,464	$9,172,907	$8,475,343
Cost of sales	(2,207,527)	(2,009,045)	(8,458,599)	(7,757,622)
Gross profit	158,634	158,419	714,308	717,721
Selling, marketing, general and administrative expenses	(129,135)	(122,675)	(495,476)	(474,058)
Gain on disposal of businesses	54	472	606	76,417
Gain on asset sales	1,079	747	15,045	2,648
Impairment of goodwill	—	—	—	(36,684)
Impairment and asset write-downs of property, plant and equipment and lease assets	(2,942)	(2,154)	(11,518)	(5,480)
Operating income	27,690	34,809	222,965	280,564
Other income (expense), net	4,876	11,137	(1,574)	20,595
Interest income	3,900	2,410	13,373	10,745
Interest expense	(15,202)	(18,055)	(66,541)	(72,264)
Income from continuing operations before income taxes and equity earnings	21,264	30,301	168,223	239,640
Income tax expense	(21,821)	(264)	(71,003)	(75,649)
Equity method earnings (loss)	7,362	(403)	30,714	8,308
Income from continuing operations	6,805	29,634	127,934	172,299
Loss from discontinued operations, net of income taxes	(803)	(61,231)	(45,959)	(28,880)
Net income (loss)	6,002	(31,597)	81,975	143,419
Less: Net income attributable to noncontrolling interests	(8,666)	(7,552)	(30,656)	(17,906)
Net (loss) income attributable to Dole plc	$(2,664)	$(39,149)	$51,319	$125,513

Income (loss) per share - basic:
Continuing operations	$(0.02)	$0.23	$1.02	$1.63
Discontinued operations	(0.01)	(0.64)	(0.48)	(0.31)
Net (loss) income per share attributable to Dole plc - basic	$(0.03)	$(0.41)	$0.54	$1.32

Income (loss) per share - diluted:
Continuing operations	$(0.02)	$0.23	$1.01	$1.62
Discontinued operations	(0.01)	(0.64)	(0.48)	(0.30)
Net (loss) income per share attributable to Dole plc - diluted	$(0.03)	$(0.41)	$0.53	$1.32

Weighted-average shares:
Basic	95,163	95,019	95,145	94,967
Diluted	96,104	95,702	95,902	95,471

Consolidated Balance Sheets - Unaudited

	December 31, 2025	December 31, 2024

ASSETS	(U.S. Dollars and shares in thousands)
Cash and cash equivalents	$267,854	$330,017
Short-term investments	6,418	6,019
Trade receivables, net of allowances for credit losses of $20,558 and $19,493, respectively	539,840	473,511
Grower advance receivables, net of allowances of $37,915 and $29,304, respectively	143,426	104,956
Other receivables, net of allowances of $17,027 and $15,248, respectively	121,355	125,951
Inventories, net of allowances of $3,659 and $4,178, respectively	509,260	430,168
Prepaid expenses	70,007	68,918
Other current assets	17,891	15,111
Fresh Vegetables current assets held for sale	—	281,990
Assets held for sale	75,689	1,419
Total current assets	1,751,740	1,838,060
Long-term investments	13,827	14,630
Investments in unconsolidated affiliates	142,082	129,322
Actively marketed property	53,231	45,778
Property, plant and equipment, net of accumulated depreciation of $619,706 and $502,062, respectively	1,081,656	1,120,366
Operating lease right-of-use assets	371,366	341,722
Goodwill	434,345	429,590
DOLE® brand	306,280	306,280
Other intangible assets, net of accumulated amortization of $133,022 and $118,956, respectively	18,997	25,238
Other assets	133,931	112,893
Deferred tax assets, net	88,669	82,484
Total assets	$4,396,124	$4,446,363
LIABILITIES AND EQUITY
Accounts payable	$712,483	$648,591
Income taxes payable	21,805	42,753
Accrued liabilities	517,989	443,145
Bank overdrafts	9,611	11,443
Current portion of long-term debt, net	57,668	80,097
Current maturities of operating leases	71,379	64,357
Payroll and other tax	36,320	28,056
Contingent consideration	3,252	3,399
Pension and postretirement benefits	18,699	18,491
Fresh Vegetables current liabilities held for sale	—	214,387
Liabilities held for sale	14,047	—
Dividends payable and other current liabilities	31,228	14,696
Total current liabilities	1,494,481	1,569,415
Long-term debt, net	799,814	866,075
Operating leases, less current maturities	306,566	280,896
Deferred tax liabilities, net	90,100	84,712
Income taxes payable, less current portion	—	6,210
Contingent consideration, less current portion	500	4,007
Pension and postretirement benefits, less current portion	135,900	129,870
Other long-term liabilities	66,990	70,260
Total liabilities	$2,894,351	$3,011,445

Redeemable noncontrolling interests	29,716	35,554
Stockholders’ equity:
Common stock — $0.01 par value; 300,000 shares authorized and 95,163 and 95,041 shares outstanding as of December 31, 2025 and December 31, 2024, respectively	952	950
Additional paid-in capital	804,247	801,099
Retained earnings	676,371	657,430
Accumulated other comprehensive loss	(117,467)	(166,180)
Total equity attributable to Dole plc	1,364,103	1,293,299
Equity attributable to noncontrolling interests	107,954	106,065
Total equity	1,472,057	1,399,364
Total liabilities, redeemable noncontrolling interests and equity	$4,396,124	$4,446,363

Consolidated Statements of Cash Flows - Unaudited

	Year Ended
	December 31, 2025	December 31, 2024

Operating Activities	(U.S. Dollars in thousands)
Net income	$81,975	$143,419
Loss from discontinued operations, net of income taxes	45,959	28,880
Income from continuing operations	127,934	172,299
Adjustments to reconcile income from continuing operations to net cash provided by (used in) operating activities - continuing operations:
Depreciation and amortization	112,661	98,818
Impairment of goodwill	—	36,684
Impairment and asset write-downs of property, plant and equipment and lease assets	11,518	5,480
Net gain on sale of assets	(15,045)	(2,648)
Net gain on sale of businesses	(606)	(76,417)
Net loss (gain) on financial instruments	20,308	(12,397)
Stock-based compensation expense	6,854	7,951
Equity method earnings	(30,714)	(8,308)
Amortization of debt discounts and debt issuance costs	4,127	7,746
Deferred tax expense (benefit)	12,975	(17,588)
Pension and other postretirement benefit plan expense	7,485	5,404
Dividends received from equity method investees	12,688	7,049
Gain on insurance proceeds	(17,447)	—
Other	363	(247)
Changes in operating assets and liabilities:
Receivables, net of allowances	(124,817)	(20,603)
Inventories	(67,998)	(70,810)
Prepaids, other current assets and other assets	2,692	(281)
Accounts payable, accrued liabilities and other liabilities	60,228	130,589
Net cash provided by operating activities - continuing operations	123,206	262,721
Investing Activities
Sales of assets	13,645	5,011
Capital expenditures	(121,497)	(82,435)
Proceeds from sale of businesses, net of transaction costs and cash transferred	68,621	117,935
Insurance proceeds	19,606	527
Sales (purchases) of unconsolidated affiliates	3,152	(1,769)
Acquisitions, net of cash acquired	(2,248)	(926)
Other	(276)	(2,563)
Net cash (used in) provided by investing activities - continuing operations	(18,997)	35,780
Financing Activities
Proceeds from borrowings and overdrafts	1,838,112	1,517,106
Repayments on borrowings and overdrafts and payment of debt refinancing fees	(1,926,927)	(1,696,130)
Dividends paid to shareholders	(31,568)	(30,551)
Dividends paid to noncontrolling interests and other noncontrolling interest activity, net	(28,076)	(26,703)
Payments of contingent consideration	(2,801)	(1,567)
Net cash used in financing activities - continuing operations	(151,260)	(237,845)
Effect of foreign currency exchange rate changes on cash	17,724	(15,241)
Net cash (used in) provided by operating activities - discontinued operations	(27,912)	22,592
Net cash used in investing activities - discontinued operations	(6,626)	(13,293)
Cash (used in) provided by discontinued operations, net	(34,538)	9,299
(Decrease) increase in cash and cash equivalents	(63,865)	54,714
Cash and cash equivalents at beginning of period, including discontinued operations	331,719	277,005
Cash and cash equivalents at end of period, including discontinued operations	$267,854	$331,719
Supplemental cash flow information:
Income tax payments, including discontinued operations, net of refunds	$(100,100)	$(77,967)
Interest payments on borrowings	$(63,685)	$(67,397)
Non-cash Investing and Financing Activities:
Accrued property, plant and equipment	$(2,724)	$(2,983)

Reconciliation from Net Income to Adjusted EBITDA – Unaudited
The following information is provided to give quantitative information related to items impacting comparability. Refer to the 'Non-GAAP Financial Measures' section of this document for additional detail on each item.

	Three Months Ended		Year Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024

	(U.S. Dollars in thousands)
Net income (loss) (Reported GAAP)	$6,002	$(31,597)	$81,975	$143,419
Loss from discontinued operations, net of income taxes	803	61,231	45,959	28,880
Income from continuing operations (Reported GAAP)	6,805	29,634	127,934	172,299
Income tax expense	21,821	264	71,003	75,649
Interest expense	15,202	18,055	66,541	72,264
Mark to market (gains) losses	(3,316)	(11,356)	18,753	(10,139)
Gain on asset sales	(1,076)	(90)	(12,254)	(125)
Gain on disposal of businesses	(54)	(472)	(606)	(76,417)
Insurance proceeds, net of asset write-downs	(4,938)	(187)	(16,812)	(2,878)
Impairment of property, plant and equipment and lease assets	2,403	740	10,611	740
Impairment of goodwill	—	—	—	36,684
Restructuring and costs for legal matters	3,203	459	3,786	459
Debt refinancing expenses	—	—	3,182	—
Other items[1,2]	801	11	1,115	(7)
Adjustments from equity method investments	239	9,294	867	16,258
Adjusted EBIT (Non-GAAP)	41,090	46,352	274,120	284,787
Depreciation	27,228	24,410	105,559	91,262
Amortization of intangible assets	1,788	1,776	7,102	7,556
Depreciation and amortization adjustments from equity method investments	2,561	2,073	8,595	8,598
Adjusted EBITDA (Non-GAAP)	$72,667	$74,611	$395,376	$392,203
1 For the three months ended December 31, 2025, other items is primarily comprised of $2.2 million of acquisition and transaction costs, partially offset by $1.5 million of interest income on deferred transaction consideration. For the three months ended December 31, 2024, other items is primarily comprised of various immaterial items.
2 For the year ended December 31, 2025, other items is primarily comprised of $2.2 million of acquisition and transaction costs, partially offset by $1.5 million of interest income on deferred transaction consideration. For the year ended December 31, 2024, other items is primarily comprised of various immaterial items.

Reconciliation from Net Income attributable to Dole plc to Adjusted Net Income – Unaudited
The following information is provided to give quantitative information related to items impacting comparability. Refer to the 'Non-GAAP Financial Measures' section of this document for additional detail on each item. Refer to the Appendix for supplementary detail.

	Three Months Ended		Year Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024

	(U.S. Dollars and shares in thousands, except per share amounts)
Net (loss) income attributable to Dole plc (Reported GAAP)	$(2,664)	$(39,149)	$51,319	$125,513
Loss from discontinued operations, net of income taxes	803	61,231	45,959	28,880
Income from continuing operations attributable to Dole plc	(1,861)	22,082	97,278	154,393
Amortization of intangible assets	1,788	1,776	7,102	7,556
Mark to market (gains) losses	(3,316)	(11,356)	18,753	(10,139)
Gain on asset sales	(1,076)	(90)	(12,254)	(125)
Gain on disposal of businesses	(54)	(472)	(606)	(76,417)
Insurance proceeds, net of asset write-downs	(4,938)	(187)	(16,812)	(2,878)
Impairment of property, plant and equipment and lease assets	2,403	740	10,611	740
Impairment of goodwill	—	—	—	36,684
Restructuring and costs for legal matters	3,203	459	3,786	459
Debt refinancing expenses	—	—	3,182	—
Other items[3,4]	2,279	11	2,593	(7)
Adjustments from equity method investments	(2,955)	7,926	(10,115)	9,708
Income tax on items above and discrete tax items	17,338	(5,338)	12,846	13,162
NCI impact on items above	978	(271)	(1,324)	(12,239)
Adjusted Net Income for Adjusted EPS calculation (Non-GAAP)	$13,789	$15,280	$115,040	$120,897

Adjusted earnings per share – basic (Non-GAAP)	$0.14	$0.16	$1.21	$1.27
Adjusted earnings per share – diluted (Non-GAAP)	$0.14	$0.16	$1.20	$1.27
Weighted average shares outstanding – basic	95,163	95,019	95,145	94,967
Weighted average shares outstanding – diluted	96,104	95,702	95,902	95,471
3 For the three months ended December 31, 2025, other items is primarily comprised of $2.2 million of acquisition and transaction costs. For the three months ended December 31, 2024, other items is primarily comprised of various immaterial items.
4 For the year ended December 31, 2025, other items is primarily comprised of $2.2 million of acquisition and transaction costs. For the year ended December 31, 2024, other items is primarily comprised of various immaterial items.

Supplemental Reconciliation from Net Income attributable to Dole plc to Adjusted Net Income – Unaudited
The following information is provided to give quantitative information related to items impacting comparability. Refer to the 'Non-GAAP Financial Measures' section of this document for additional detail on each item.

	Three Months Ended December 31, 2025 (U.S. Dollars in thousands)
	Revenue, net	Cost of sales	Gross profit	Gross Margin %	Selling, marketing, general and administration expenses	Other operating items[5]	Operating Income
Reported (GAAP)	$2,366,161	(2,207,527)	158,634	6.7%	(129,135)	(1,809)	$27,690
Loss from discontinued operations, net of income taxes	—	—	—		—	—	—
Amortization of intangible assets	—	—	—		1,788	—	1,788
Mark to market (gains) losses	—	(2,393)	(2,393)		—	—	(2,393)
Gain on asset sales	—	—	—		—	(1,076)	(1,076)
Gain on disposal of businesses	—	—	—		—	(54)	(54)
Insurance proceeds, net of asset write-downs	—	544	544		—	—	544
Impairment of property, plant and equipment and lease assets	—	—	—		—	2,403	2,403
Restructuring and costs for legal matters	—	—	—		3,204	—	3,204
Debt refinancing expenses	—	—	—		—	—	—
Other items	—	54	54		—	—	54
Adjustments from equity method investments	—	—	—		—	—	—
Income tax on items above and discrete tax items	—	—	—		—	—	—
NCI impact on items above	—	—	—		—	—	—
Adjusted (Non-GAAP)	$2,366,161	(2,209,322)	156,839	6.6%	(124,143)	(536)	$32,160

	Three Months Ended December 31, 2024 (U.S. Dollars in thousands)
	Revenue, net	Cost of sales	Gross profit	Gross Margin %	Selling, marketing, general and administration expenses	Other operating items[6]	Operating Income
Reported (GAAP)	$2,167,464	(2,009,045)	158,419	7.3%	(122,675)	(935)	$34,809
Loss from discontinued operations, net of income taxes	—	—	—		—	—	—
Amortization of intangible assets	—	—	—		1,776	—	1,776
Mark to market (gains) losses	—	(378)	(378)		—	—	(378)
Gain on asset sales	—	—	—		—	(90)	(90)
Gain on disposal of businesses	—	—	—		—	(472)	(472)
Insurance proceeds, net of asset write-downs	—	(187)	(187)		—	—	(187)
Impairment of property, plant and equipment and lease assets	—	—	—		—	740	740
Restructuring and costs for legal matters	—	—	—		459	—	459
Other items	—	11	11		—	—	11
Adjustments from equity method investments	—	—	—		—	—	—
Income tax on items above and discrete tax items	—	—	—		—	—	—
NCI impact on items above	—	—	—		—	—	—
Adjusted (Non-GAAP)	$2,167,464	(2,009,599)	157,865	7.3%	(120,440)	(757)	$36,668
5 Other operating items for the three months ended December 31, 2025 is comprised of $2.9 million of impairment charges and asset write-downs of property, plant and equipment, partially offset by a $1.1 million gain on asset sales and a $0.1 million gain on the disposal of businesses, as reported in the consolidated statements of operations.
6 Other operating items for the three months ended December 31, 2024 is comprised of $2.2 million of impairment charges and asset write-downs of property, plant and equipment, partially offset by a $0.7 million gain on asset sales and a $0.5 million gain on the disposal of businesses, as reported in the consolidated statements of operations.

	Three Months Ended December 31, 2025 (U.S. Dollars in thousands)
	Other income (expense), net	Interest income	Interest expense	Income tax expense	Equity earnings	Income from continuing operations	Loss from discontinued operations, net of income taxes
Reported (GAAP)	$4,876	3,900	(15,202)	(21,821)	7,362	6,805	$(803)
Loss from discontinued operations, net of income taxes	—	—	—	—	—	—	803
Amortization of intangible assets	—	—	—	—	—	1,788	—
Mark to market (gains) losses	(923)	—	—	—	—	(3,316)	—
Gain on asset sales	—	—	—	—	—	(1,076)	—
Gain on disposal of businesses	—	—	—	—	—	(54)	—
Insurance proceeds, net of asset write-downs	(5,482)	—	—	—	—	(4,938)	—
Impairment of property, plant and equipment and lease assets	—	—	—	—	—	2,403	—
Restructuring and costs for legal matters	—	—	—	—	—	3,204	—
Debt refinancing expenses	—	—	—	—	—	—	—
Other items	2,224	—	—	—	—	2,278	—
Adjustments from equity method investments	—	—	—	—	(2,955)	(2,955)	—
Income tax on items above and discrete tax items	—	—	—	17,386	(48)	17,338	—
NCI impact on items above	—	—	—	—	—	—	—
Adjusted (Non-GAAP)	$695	3,900	(15,202)	(4,435)	4,359	21,477	$—

	Three Months Ended December 31, 2024 (U.S. Dollars in thousands)
	Other income (expense), net	Interest income	Interest expense	Income tax expense	Equity earnings	Income from continuing operations	Loss from discontinued operations, net of income taxes
Reported (GAAP)	$11,137	2,410	(18,055)	(264)	(403)	29,634	$(61,231)
Loss (income) from discontinued operations, net of income taxes	—	—	—	—	—	—	61,231
Amortization of intangible assets	—	—	—	—	—	1,776	—
Mark to market losses	(10,978)	—	—	—	—	(11,356)	—
Gain on asset sales	—	—	—	—	—	(90)	—
Gain on disposal of businesses	—	—	—	—	—	(472)	—
Insurance proceeds, net of asset write-downs	—	—	—	—	—	(187)	—
Impairment of property, plant and equipment and lease assets	—	—	—	—	—	740	—
Restructuring and costs for legal matters	—	—	—	—	—	459	—
Other items	—	—	—	—	—	11	—
Adjustments from equity method investments	—	—	—	—	7,926	7,926	—
Income tax on items above and discrete tax items	—	—	—	(5,240)	(98)	(5,338)	—
NCI impact on items above	—	—	—	—	—	—	—
Adjusted (Non-GAAP)	$159	2,410	(18,055)	(5,504)	7,425	23,103	$—

	Three Months Ended December 31, 2025 (U.S. Dollars and shares in thousands, except per share amounts)
	Net income (loss)	Net income attributable to noncontrolling interests	Net (loss) income attributable to Dole plc	Diluted net income per share
Reported (GAAP)	$6,002	(8,666)	$(2,664)	$(0.03)
Loss from discontinued operations, net of income taxes	803	—	803
Amortization of intangible assets	1,788	—	1,788
Mark to market (gains) losses	(3,316)	—	(3,316)
Gain on asset sales	(1,076)	—	(1,076)
Gain on disposal of businesses	(54)	—	(54)
Insurance proceeds, net of asset write-downs	(4,938)	—	(4,938)
Impairment of property, plant and equipment and lease assets	2,403	—	2,403
Restructuring and costs for legal matters	3,204	—	3,204
Debt refinancing expenses	—	—	—
Other items	2,278	—	2,278
Adjustments from equity method investments	(2,955)	—	(2,955)
Income tax on items above and discrete tax items	17,338	—	17,338
NCI impact on items above	—	978	978
Adjusted (Non-GAAP)	$21,477	(7,688)	$13,789	$0.14

Weighted average shares outstanding – diluted			96,104

	Three Months Ended December 31, 2024 (U.S. Dollars and shares in thousands, except per share amounts)
	Net income (loss)	Net income attributable to noncontrolling interests	Net (loss) income attributable to Dole plc	Diluted net income per share
Reported (GAAP)	$(31,597)	(7,552)	$(39,149)	$(0.41)
Loss from discontinued operations, net of income taxes	61,231	—	61,231
Amortization of intangible assets	1,776	—	1,776
Mark to market (gains) losses	(11,356)	—	(11,356)
Gain on asset sales	(90)	—	(90)
Gain on disposal of businesses	(472)	—	(472)
Insurance proceeds, net of asset write-downs	(187)	—	(187)
Impairment of property, plant and equipment and lease assets	740	—	740
Restructuring and costs for legal matters	459	—	459
Other items	11	—	11
Adjustments from equity method investments	7,926	—	7,926
Income tax on items above and discrete tax items	(5,338)	—	(5,338)
NCI impact on items above	—	(271)	(271)
Adjusted (Non-GAAP)	$23,103	(7,823)	$15,280	$0.16

Weighted average shares outstanding – diluted			95,702

	Year Ended December 31, 2025 (U.S. Dollars in thousands)
	Revenue, net	Cost of sales	Gross profit	Gross Margin %	Selling, marketing, general and administration expenses	Other operating items[7]	Operating Income
Reported (GAAP)	$9,172,907	(8,458,599)	714,308	7.8%	(495,476)	4,133	$222,965
Loss from discontinued operations, net of income taxes	—	—	—		—	—	—
Amortization of intangible assets	—	—	—		7,102	—	7,102
Mark to market (gains) losses	—	(517)	(517)		—	—	(517)
Gain on asset sales	—	—	—		—	(12,254)	(12,254)
Gain on disposal of businesses	—	—	—		—	(606)	(606)
Insurance proceeds, net of asset write-downs	—	(1,342)	(1,342)		—	—	(1,342)
Impairment of property, plant and equipment and lease assets	—	—	—		—	10,611	10,611
Restructuring and costs for legal matters	—	—	—		3,786	—	3,786
Debt refinancing expenses	—	—	—		—	—	—
Other items	—	226	226		130	—	356
Adjustments from equity method investments	—	—	—		—	—	—
Income tax on items above and discrete tax items	—	—	—		—	—	—
NCI impact on items above	—	—	—		—	—	—
Adjusted (Non-GAAP)	$9,172,907	(8,460,232)	712,675	7.8%	(484,458)	1,884	$230,101

	Year Ended December 31, 2024 (U.S. Dollars in thousands)
	Revenue, net	Cost of sales	Gross profit	Gross Margin %	Selling, marketing, general and administration expenses	Other operating items[8]	Operating Income
Reported (GAAP)	$8,475,343	(7,757,622)	717,721	8.5%	(474,058)	36,901	$280,564
Loss from discontinued operations, net of income taxes	—	—	—		—	—	—
Amortization of intangible assets	—	—	—		7,556	—	7,556
Mark to market (gains) losses	—	(228)	(228)		—	—	(228)
Gain on asset sales	—	—	—		—	(125)	(125)
Gain on disposal of businesses	—	—	—		—	(76,417)	(76,417)
Insurance proceeds, net of asset write-downs	—	(2,878)	(2,878)		—	—	(2,878)
Impairment of property, plant and equipment and lease assets	—	—	—		—	740	740
Impairment of goodwill	—	—	—		—	36,684	36,684
Restructuring and costs for legal matters	—	—	—		459	—	459
Other items	—	73	73		—	—	73
Adjustments from equity method investments	—	—	—		—	—	—
Income tax on items above and discrete tax items	—	—	—		—	—	—
NCI impact on items above	—	—	—		—	—	—
Adjusted (Non-GAAP)	$8,475,343	(7,760,655)	714,688	8.4%	(466,043)	(2,217)	$246,428

7 Other operating items for the year ended December 31, 2025 is comprised of a $15.0 million gain on asset sales and a $0.6 million gain on the disposal of businesses, partially offset by an $11.5 million of impairment charges and asset write-downs of property, plant and equipment and lease assets, as reported in the consolidated statements of operations.
8 Other operating items for the year ended December 31, 2024 is comprised of a $76.4 million gain on the disposal of businesses and a $2.6 million gain on asset sales, partially offset by a $36.7 million impairment charge of goodwill and $5.5 million of impairment charges and asset write-downs of property, plant and equipment, as reported in the consolidated statements of operations.

	Year Ended December 31, 2025 (U.S. Dollars in thousands)
	Other income (expense), net	Interest income	Interest expense	Income tax expense	Equity earnings	Income from continuing operations	Loss from discontinued operations, net of income taxes
Reported (GAAP)	$(1,574)	13,373	(66,541)	(71,003)	30,714	127,934	$(45,959)
Loss from discontinued operations, net of income taxes	—	—	—	—	—	—	45,959
Amortization of intangible assets	—	—	—	—	—	7,102	—
Mark to market (gains) losses	19,270	—	—	—	—	18,753	—
Gain on asset sales	—	—	—	—	—	(12,254)	—
Gain on disposal of businesses	—	—	—	—	—	(606)	—
Insurance proceeds, net of asset write-downs	(15,470)	—	—	—	—	(16,812)	—
Impairment of property, plant and equipment and lease assets	—	—	—	—	—	10,611	—
Restructuring and costs for legal matters	—	—	—	—	—	3,786	—
Debt refinancing expenses	3,182	—	—	—	—	3,182	—
Other items	2,237	—	—	—	—	2,593	—
Adjustments from equity method investments	—	—	—	—	(10,115)	(10,115)	—
Income tax on items above and discrete tax items	—	—	—	12,258	588	12,846	—
NCI impact on items above	—	—	—	—	—	—	—
Adjusted (Non-GAAP)	$7,645	13,373	(66,541)	(58,745)	21,187	147,020	$—

	Year Ended December 31, 2024 (U.S. Dollars in thousands)
	Other income (expense), net	Interest income	Interest expense	Income tax expense	Equity earnings	Income from continuing operations	Loss from discontinued operations, net of income taxes
Reported (GAAP)	$20,595	10,745	(72,264)	(75,649)	8,308	172,299	$(28,880)
Loss from discontinued operations, net of income taxes	—	—	—	—	—	—	28,880
Amortization of intangible assets	—	—	—	—	—	7,556	—
Mark to market (gains) losses	(9,911)	—	—	—	—	(10,139)	—
Gain on asset sales	—	—	—	—	—	(125)	—
Gain on disposal of businesses	—	—	—	—	—	(76,417)	—
Insurance proceeds, net of asset write-downs	—	—	—	—	—	(2,878)	—
Impairment of property, plant and equipment and lease assets	—	—	—	—	—	740	—
Impairment of goodwill	—	—	—	—	—	36,684	—
Restructuring and costs for legal matters	—	—	—	—	—	459	—
Other items	(80)	—	—	—	—	(7)	—
Adjustments from equity method investments	—	—	—	—	9,708	9,708	—
Income tax on items above and discrete tax items	—	—	—	13,560	(398)	13,162	—
NCI impact on items above	—	—	—	—	—	—	—
Adjusted (Non-GAAP)	$10,604	10,745	(72,264)	(62,089)	17,618	151,042	$—

	Year Ended December 31, 2025 (U.S. Dollars and shares in thousands, except per share amounts)

	Net income (loss)	Net income attributable to noncontrolling interests	Net (loss) income attributable to Dole plc	Diluted net income per share
Reported (GAAP)	$81,975	(30,656)	$51,319	$0.54
Loss from discontinued operations, net of income taxes	45,959	—	45,959
Amortization of intangible assets	7,102	—	7,102
Mark to market (gains) losses	18,753	—	18,753
Gain on asset sales	(12,254)	—	(12,254)
Gain on disposal of businesses	(606)	—	(606)
Insurance proceeds, net of asset write-downs	(16,812)	—	(16,812)
Impairment of property, plant and equipment and lease assets	10,611	—	10,611
Restructuring and costs for legal matters	3,786	—	3,786
Debt refinancing expenses	3,182	—	3,182
Other items	2,593	—	2,593
Adjustments from equity method investments	(10,115)	—	(10,115)
Income tax on items above and discrete tax items	12,846	—	12,846
NCI impact on items above	—	(1,324)	(1,324)
Adjusted (Non-GAAP)	$147,020	(31,980)	$115,040	$1.20

Weighted average shares outstanding – diluted			95,902

	Year Ended December 31, 2024 (U.S. Dollars and shares in thousands, except per share amounts)

	Net income (loss)	Net income attributable to noncontrolling interests	Net (loss) income attributable to Dole plc	Diluted net income per share
Reported (GAAP)	$143,419	(17,906)	$125,513	$1.31
Loss from discontinued operations, net of income taxes	28,880	—	28,880
Amortization of intangible assets	7,556	—	7,556
Mark to market (gains) losses	(10,139)	—	(10,139)
Gain on asset sales	(125)	—	(125)
Gain on disposal of business	(76,417)	—	(76,417)
Insurance proceeds, net of asset write-downs	(2,878)	—	(2,878)
Impairment of property, plant and equipment and lease assets	740	—	740
Impairment of goodwill	36,684	—	36,684
Restructuring and costs for legal matters	459	—	459
Other items	(7)	—	(7)
Adjustments from equity method investments	9,708	—	9,708
Income tax on items above and discrete tax items	13,162	—	13,162
NCI impact on items above	—	(12,239)	(12,239)
Adjusted (Non-GAAP)	$151,042	(30,145)	$120,897	$1.27

Weighted average shares outstanding – diluted			95,471

Supplemental Reconciliation of Prior Year Segment Results to Current Year Segment Results – Unaudited

	Revenue for the Three Months Ended
	December 31, 2024	Impact of Foreign Currency Translation	Impact of Acquisitions and Divestitures	Like-for-like Increase (Decrease)	December 31, 2025

	(U.S. Dollars in thousands)
Fresh Fruit	$819,066	$217	$—	$54,753	$874,036
Diversified Fresh Produce - EMEA	910,604	76,978	(3,015)	41,320	1,025,887
Diversified Fresh Produce - Americas & ROW	463,285	(58)	—	23,228	486,455
Intersegment	(25,491)	—	—	5,275	(20,216)
Total	$2,167,464	$77,137	$(3,015)	$124,576	$2,366,162

	Adjusted EBITDA for the Three Months Ended
	December 31, 2024	Impact of Foreign Currency Translation	Impact of Acquisitions and Divestitures	Like-for-like Increase (Decrease)	December 31, 2025

	(U.S. Dollars in thousands)
Fresh Fruit	$31,890	$(382)	$178	$(5,084)	$26,602
Diversified Fresh Produce - EMEA	32,487	3,723	(96)	(3,517)	32,597
Diversified Fresh Produce - Americas & ROW	10,234	(99)	(750)	4,083	13,468
Total	$74,611	$3,242	$(668)	$(4,518)	$72,667

	Revenue for the Year Ended
	December 31, 2024	Impact of Foreign Currency Translation	Impact of Acquisitions and Divestitures	Like-for-like Increase (Decrease)	December 31, 2025

	(U.S. Dollars in thousands)
Fresh Fruit	$3,293,527	$754	$—	$320,846	$3,615,127
Diversified Fresh Produce - EMEA	3,608,692	171,992	(31,678)	267,567	4,016,573
Diversified Fresh Produce - Americas & ROW	1,686,281	(3,388)	(79,307)	52,621	1,656,207
Intersegment	(113,157)	—	—	(1,843)	(115,000)
Total	$8,475,343	$169,358	$(110,985)	$639,191	$9,172,907

	Adjusted EBITDA for the Year Ended
	December 31, 2024	Impact of Foreign Currency Translation	Impact of Acquisitions and Divestitures	Like-for-like Increase (Decrease)	December 31, 2025

	(U.S. Dollars in thousands)
Fresh Fruit	$214,848	$(744)	$565	$(24,827)	$189,842
Diversified Fresh Produce - EMEA	131,504	8,349	42	10,086	149,981
Diversified Fresh Produce - Americas & ROW	45,851	(451)	(2,724)	12,877	55,553
Total	$392,203	$7,154	$(2,117)	$(1,864)	$395,376

Net Debt and Net Leverage Reconciliation – Unaudited
Net Debt is the primary measure used by management to analyze the Company’s capital structure. Net Debt is a non-GAAP financial measure, calculated as cash and cash equivalents, less current and long-term debt. It also excludes debt discounts and debt issuance costs. Net Leverage is calculated as total Net Debt divided by Last Twelve Months ("LTM") Adjusted EBITDA as of the period end. The calculation of Net Debt and Net Leverage as of December 31, 2025 is presented below. Net Debt as of December 31, 2025 was $606.5 million and Net Leverage was 1.5x.

	December 31, 2025	December 31, 2024

	(U.S. Dollars in thousands)
Cash and cash equivalents (Reported GAAP)	$267,854	$330,017
Debt (Reported GAAP):
Long-term debt, net	(799,814)	(866,075)
Current maturities	(57,668)	(80,097)
Bank overdrafts	(9,611)	(11,443)
Total debt, net	(867,093)	(957,615)
Less: Debt discounts and debt issuance costs (Reported GAAP)	(7,237)	(9,531)
Total gross debt	(874,330)	(967,146)
Net Debt (Non-GAAP)	$(606,476)	$(637,129)
LTM Adjusted EBITDA (Non-GAAP)	395,376	392,203
Net Leverage (Non-GAAP)	1.5x	1.6x

Last Twelve Months ("LTM") Adjusted EBITDA
FY'25 Adjusted EBITDA	395,376	392,203
LTM Adjusted EBITDA	$395,376	$392,203

Free Cash Flow from Continuing Operations Reconciliation – Unaudited

	Year Ended
	December 31, 2025	December 31, 2024

	(U.S. Dollars in thousands)
Net cash provided by operating activities - continuing operations (Reported GAAP)	$123,206	$262,721
Less: Capital expenditures (Reported GAAP)[9]	(121,497)	(82,435)
Free cash flow from continuing operations (Non-GAAP)	$1,709	$180,286

9 Capital expenditures do not include amounts attributable to discontinued operations.

Non-GAAP Financial Measures
Dole plc’s results are determined in accordance with U.S. GAAP.
In addition to its results under U.S. GAAP, in this Press Release, we also present Dole plc’s Adjusted EBIT, Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, Free Cash Flow from Continuing Operations, Net Debt and Net Leverage, which are supplemental measures of financial performance that are not required by, or presented in accordance with, U.S. GAAP (collectively, the "non-GAAP financial measures"). We present these non-GAAP financial measures, because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. These non-GAAP financial measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our operating results, cash flows or any other measure prescribed by U.S. GAAP. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by any of the adjusted items or that any projections and estimates will be realized in their entirety or at all. In addition, adjustment items that are excluded from non-GAAP results can have a material impact on equivalent GAAP earnings, financial measures and cash flows.
Adjusted EBIT is calculated from GAAP net income by: (1) subtracting the income or adding the loss from discontinued operations, net of income taxes; (2) adding the income tax expense or subtracting the income tax benefit; (3) adding interest expense; (4) adding mark to market losses or subtracting mark to market gains related to unrealized impacts from certain derivative instruments and foreign currency denominated borrowings, realized impacts on noncash settled foreign currency denominated borrowings, net foreign currency impacts on liquidated entities and fair value movements on contingent consideration; (5) other items which are separately stated based on materiality, which during the three months and years ended December 31, 2025 and December 31, 2024, included adding impairment charges on goodwill, adding or subtracting asset write-downs from extraordinary events, net of insurance proceeds, subtracting the gain or adding the loss on the disposal of business interests, subtracting the gain or adding the loss on asset sales for assets held for sale and actively marketed property or sales-type leases, adding impairment charges or held for sale classification losses on property, plant and equipment and lease assets, subtracting interest income on deferred transaction consideration, adding acquisition and transaction costs, adding restructuring charges and costs for legal matters not in the ordinary course of business and adding debt refinancing expenses; and (6) the Company’s share of these items from equity method investments.

Adjusted EBITDA is calculated from GAAP net income by: (1) subtracting the income or adding the loss from discontinued operations, net of income taxes; (2) adding the income tax expense or subtracting the income tax benefit; (3) adding interest expense; (4) adding depreciation charges; (5) adding amortization charges on intangible assets; (6) adding mark to market losses or subtracting mark to market gains related to unrealized impacts from certain derivative instruments and foreign currency denominated borrowings, realized impacts on noncash settled foreign currency denominated borrowings, net foreign currency impacts on liquidated entities and fair value movements on contingent consideration; (7) other items which are separately stated based on materiality, which during the three months and years ended December 31, 2025 and December 31, 2024, included adding impairment charges on goodwill, adding or subtracting asset write-downs from extraordinary events, net of insurance proceeds, subtracting the gain or adding the loss on the disposal of business interests, subtracting the gain or adding the loss on asset sales for assets held for sale and actively marketed property, adding impairment charges or held for sale classification losses on property, plant and equipment and lease assets, subtracting interest income on deferred transaction consideration, adding acquisition and transaction costs, adding restructuring charges and costs for legal matters not in the ordinary course of business and adding debt refinancing expenses; and (8) the Company’s share of these items from equity method investments.
Last Twelve Months ("LTM") Adjusted EBITDA is calculated as Adjusted EBITDA, as defined above, for the last twelve months as of the period end, which for the year ended December 31, 2025 and December 31, 2024, is the same as Adjusted EBITDA.
Adjusted Net Income is calculated from GAAP net income attributable to Dole plc by: (1) subtracting the income or adding the loss from discontinued operations, net of income taxes; (2) adding amortization charges on intangible assets; (3) adding mark to market losses or subtracting mark to market gains related to unrealized impacts from certain derivative instruments and foreign currency denominated borrowings, realized impacts on noncash settled foreign currency denominated borrowings, net foreign currency impacts on liquidated entities and fair value movements on contingent consideration; (4) other items which are separately stated based on materiality, which during the three months and years ended December 31, 2025 and December 31, 2024, included adding impairment charges on goodwill, adding or subtracting asset write-downs from extraordinary events, net of insurance proceeds, subtracting the gain or adding the loss on the disposal of business interests, subtracting the gain or adding the loss on asset sales for assets held for sale and actively marketed property, adding impairment charges or held for sale classification losses on property, plant and equipment and lease assets, adding acquisition and transaction costs, adding restructuring charges and costs for legal matters not in the ordinary course of business and adding debt refinancing expenses; (5) the Company’s share of these items from equity method investments; (6) excluding the tax effect of these items and discrete tax adjustments; and (7) excluding the effect of these items attributable to non-controlling interests.
Adjusted Earnings per Share is calculated from Adjusted Net Income divided by diluted weighted average number of shares in the applicable period.
Net Debt is a non-GAAP financial measure, calculated as GAAP cash and cash equivalents, less GAAP current and long-term debt. It also excludes GAAP unamortized debt discounts and debt issuance costs.
Net Leverage is a non-GAAP financial measure, calculated as Net Debt divided by LTM Adjusted EBITDA, both of which are defined above.
Free cash flow from continuing operations is calculated from GAAP net cash used in or provided by operating activities for continuing operations less GAAP capital expenditures.

Like-for-like basis refers to the U.S. GAAP measure or non-GAAP financial measure excluding the impact of foreign currency translation movements and acquisitions and divestitures. The impact of foreign currency translation represents an estimate of the effect of translating the results of operations denominated in a foreign currency to U.S. dollar at prior year average rates, as compared to the current year average rates.
Dole is not able to provide a reconciliation for projected FY'26 results without taking unreasonable efforts.